Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: kirsten@lhai-sf.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES FISCAL 2006
SECOND QUARTER RESULTS

Salt Lake City, Utah, January 12, 2006: Schiff Nutrition International, Inc. (formerly Weider Nutrition International, Inc.), (NYSE: WNI), today announced results for the fiscal 2006 second quarter and six months ended November 30, 2005.

Schiff Nutrition’s net sales were $35.5 million for the second quarter, compared to $44.3 million for the same period in fiscal 2005. For its fiscal 2006 second quarter, Schiff Nutrition reported net income of $1.5 million, or $0.06 per share, compared to $3.5 million, or $0.13 per share, for the same period a year ago.

Schiff Nutrition’s net sales were $83.5 million for the six months ended November 30, 2005, compared to $88.0 million for the same period in fiscal 2005. For the first six months of fiscal 2006, Schiff Nutrition reported net income of $6.5 million, or $0.24 per share, compared to $7.2 million, or $0.27 per share, for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “Second quarter sales declined as expected, primarily due to the discontinuance of certain private label business. Our branded sales also declined slightly in the quarter, but they are up approximately 8 percent for the first six months. Moreover, we are encouraged by the current overall strong performance in our branded sales at the retail level, as measured by Information Resources, Inc. and customer point of sale data.”

Wood continued, “We expect to build our branded sales with the fiscal third quarter introduction of new Move Free® Advanced Formula. Based on clinical research, we believe Move Free Advanced is superior to typical glucosamine chondroitin combination products, which have already been proven effective in promoting joint health. We will be providing substantial marketing support for this proprietary new product, beginning in our fiscal third quarter.”

“Our positive fiscal year to date branded sales results, coupled with the introduction of Move Free Advanced, give us reason to believe that our continued strategic focus on profitable branded growth will positively impact fiscal 2007 and beyond.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, January 12 at 11 a.m. ET. The U.S. domestic access number is 800-591-6930. International participants should dial 617-614-4908. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.schiffnutrition.com. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 96835623. The telephone replay will be available through January 17, 2006.

About Schiff Nutrition
Schiff Nutrition International, Inc. (formerly Weider Nutrition International, Inc.) develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the ability to successfully launch Move Free Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing and availability (particularly relating to joint care products), the mix between branded and private label products and our ability to grow branded sales, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2005	2004	2005	2004

Net sales	$35,456	$44,268	$83,473	$87,963
Cost of goods sold	24,246	28,225	59,554	55,117

Gross profit	11,210	16,043	23,919	32,846
Operating expenses:
Selling and marketing	6,060	6,142	12,076	13,357
Other operating expenses	3,761	4,286	6,677	8,919
Total operating expenses	9,821	10,428	18,753	22,276

Income from operations	1,389	5,615	5,166	10,570
Other income (expense), net	305	(16)	2,254	(186)
Income from continuing operations before income taxes	1,694	5,599	7,420	10,384
Income taxes	89	2,155	823	3,997

Income from continuing operations	1,605	3,444	6,597	6,387
Income (loss) from discontinued operations, net of tax	(70)	20	(127)	765

Net income	$1,535	$3,464	$6,470	$7,152

Weighted average common shares outstanding - diluted	26,866	26,487	26,820	26,525

Net income per share - diluted:
Income from continuing operations	$0.06	$0.13	$0.25	$0.24
Income (loss) from discontinued operations	—	—	(0.01)	0.03

Net income	$0.06	$0.13	$0.24	$0.27

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	November 30, 2005	May 31, 2005
	(unaudited)

Cash and cash equivalents	$24,275	$11,358
Investment securities	29,075	24,212
Receivables, net	15,382	29,300
Inventories	24,686	32,419
Other current assets	6,468	7,154

Total current assets	99,886	104,443

Property and equipment, net	13,058	16,714
Other assets, net	4,673	7,109

	17,731	23,823

Total assets	$117,617	$128,266

Short-term debt	$974	3,020
Other current liabilities	19,300	35,411

Total current liabilities	20,274	38,431

Deferred taxes	673	—

Stockholders’ equity	96,670	89,835

Total liabilities & stockholders’ equity	$117,617	$128,266

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